The Open Window Movie, LLC

19500 Crystal Ct

Harrah, OK 73045

INDIVIDUAL PRODUCER SERVICES AGREEMENT

Dated as of March 14, 2016

COMPANY:The Open Window Movie, LLC

19500 Crystal Ct.

     Harrah, OK 73045

EMPLOYEE:Gray Frederickson

    1417 Glenbrook Dr

    Oklahoma City, OK 73118-1025

Citizen of:USA

Principal Residence:  Oklahoma

Capacity:  Producer

PICTURE:  A feature-length motion picture project tentatively entitled “The Open Window”, to be based on the screenplay by David Greene, rights to which are owned and/or controlled by the Company.

1.Development:

(a)Development and Consultant Services:  Commencing on the date hereof, Company engages Employee as an individual producer of the Picture to render all customary development services rendered by individual producers in the motion picture industry in Oklahoma City, Oklahoma, and/or at such other locations as Company may reasonably direct, and any additional services reasonably required by Company in connection therewith (it being understood that Employee shall neither be required to nor shall perform any services that would fall within the jurisdiction of the Directors Guild of America and/or Writers Guild of America Minimum Basic Agreements).  Employee accepts such engagement and shall render all development services hereunder on a non-exclusive, reasonable priority basis, provided that Employee shall not render services for Employee's own account or for others that would materially interfere with the development services required by Company hereunder.  Development services shall commence on the date hereof and shall continue until the completion thereof as required by Company.

(b)Set for Production:  The Picture shall be deemed "set for production" when the final screenplay and budget have been approved, the principal cast members and director have been engaged, all production financing has been secured and a definite start date has been scheduled for commencement of principal photography, all in consultation with Employee.

2.Production Services.  If Company sets the Picture for production, Employee shall render services as an individual producer of the Picture upon the terms hereof.  Employee's production services shall be rendered as and when reasonably requested by Company on a non-exclusive reasonable priority basis.  Such services need not be rendered in person, provided that Employee shall not render services for Employee's own account or for others that would materially interfere with Employee’s

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rendition of those services reasonably required to facilitate the completion of the Picture within the time required by Company.

Subject to the foregoing, Employee shall render such production services as Company reasonably requires in a competent, conscientious and professional manner, having due regard for the production of the Picture within the budget and as instructed by Company in all matters, including those involving artistic taste and judgment.  Without limiting the generality of the foregoing:

(a)If Employee is available when Company requires, Company shall meaningfully and prospectively consult with Employee regarding all major creative elements of the Picture, provided that Company's decision shall be final and no failure by Company so to consult shall be a breach of this Agreement.

(b)If, after the expiration or termination hereof, Company requires further services of Employee for retakes, added scenes, looping, post-synching, publicity interviews, personal appearances, stills and similar matters, Employee shall render such services as otherwise contemplated herein, subject to Employee's next professional availability, without additional compensation to Employee.

5.Credit:  Subject to any applicable guild or union requirement, if Employee fully performs all of his/her obligations hereunder, Company shall accord Employee the following credit in connection with the Picture:

(a)On the screen in all positive prints of the Picture, in a size of type to be determined by the Company.

(b)No casual or inadvertent failure to comply with billing requirements, nor the failure of any third party so to comply, shall be a breach of this Agreement.  The foregoing notwithstanding, Company shall make reasonable efforts to promptly and prospectively cure any such failure upon written notice of Employee detailing the circumstances of such failure.

6.Rights:  All the results and proceeds of Employee's contributions and services hereunder shall constitute a "work made for hire" for Company.  Accordingly, Company shall be deemed the author and the exclusive owner thereof and shall have the right to exploit any or all of the foregoing in any and all media, now known or hereafter devised, throughout the universe, in perpetuity, in all languages, as Company determines.  Company shall be entitled to any investment tax credit, deductions and/or other credits or benefits in connection with the Picture.  Employee waives the exercise of any "moral rights" now or hereafter recognized.  Employee shall execute and deliver any documents Company deems reasonably necessary to protect Company's rights.  Employee irrevocably appoints Company as attorneyinfact with full power to execute any such documents Employee fails to execute and deliver.  The appointment shall be a power coupled with an interest.

7.Publicity:  Employee grants to Company the right to issue and authorize publicity concerning Employee, and to use Employee's name, voice and likeness and biographical data in connection with the distribution, exhibition, advertising and other exploitation of the Picture.  Notwithstanding the foregoing, Company may use Employee's name, voice and likeness in connection with publications, byproducts, merchandise, commodities and services of every kind, if reference is made to the Picture or the literary property or screenplay upon which the Picture is based, or any part thereof, or to Employee's engagement hereunder, and if Employee is not represented as using or endorsing any such item.  Employee will not at any time issue or authorize publicity or disclose any confidential information relating to this engagement or the Picture or Company (as distinguished from personal publicity relating solely to Employee) to the press or media without Company's written consent in each case.

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8.Services Unique:  Employee's services and the rights granted Company are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law.  A breach hereof by Employee shall cause Company irreparable injury and Company shall be entitled to injunctive and other equitable relief to secure enforcement of this Agreement, but resort to such relief shall not waive Company's other rights.

9.Warranties:  Employee warrants that: Employee is free to enter into this Agreement; Employee is not subject to any conflicting obligation or disability which will or might prevent or interfere with the execution and performance of this Agreement by Employee; all material written or furnished by Employee hereunder will be original with Employee, shall not have been exploited in any manner and/or medium, or (provided Employee notifies Company thereof) shall be in the public domain throughout the world, and shall not infringe upon any right of any person or entity; and Employee is a member in good standing of such labor organization as may have jurisdiction hereunder, to the extent required by law and applicable collective bargaining agreements.

10.Payments:

(a)Employee authorizes Company to deduct and withhold from Employee's compensation hereunder all amounts which Company is advised by counsel are required by law to be withheld.

11.Assignment:  Company may assign this Agreement or loan or furnish Employee's services to any individual or entity, including without limitation to any parent, subsidiary or affiliated corporation of Company, or any entity with or into which Company merges or consolidates, or which succeeds to all or a substantial portion of Company's assets, or to any entity which produces the Picture for release and distribution by Company or which supplies financing or studio facilities for the Picture, or which has the right to distribute the Picture, or which may be or become the owner of the Picture or of the underlying literary property and screenplay.  Company may assign and/or license any of its rights to the results and proceeds of Employee's services, and/or to use Employee's name, likeness and biographical data, and all representations and warranties hereunder, to any entity whatsoever, and this Agreement shall inure to the benefit of all such assignees and licensees. No such assignment or license shall relieve Company of its obligations hereunder unless the assignee is a "major" producer or distributor of motion pictures and/or television network (as those terms are commonly understood in the motion picture and/or television industries at the time) or other financially responsible party, or if Employee approves of such assignment or license, and if such assignee or licensee assumes in writing Company's obligations hereunder.

12.Immigration and Naturalization Act.  Employee’s employment hereunder, if any, shall be subject to Employee’s compliance with the terms and provisions of the Federal Immigration and Naturalization Act.  In this regard, concurrently with the execution of this Agreement, Employee shall provide Company or its designee with such proof of Employee’s United States citizenship or authorization to work in the United States as may be required by the Immigration and Naturalization Service ("INS").  Employee shall complete and deliver to Company all forms required by the INS.

13.Governing Law; Jurisdiction; Arbitration:  This Agreement shall be construed and interpreted pursuant to the Laws of the State of Oklahoma as it applies to contracts entered into and performed wholly within California or, if appropriate, the federal laws of the United States of America. Any dispute regarding the validity, construction, terms or performance of this Agreement or any other matter in connection therewith shall be submitted to mediation in Oklahoma City before a  mediator for a period of thirty (30) days, and if the parties are not able to reach agreement with respect to the dispute during the Mediation, then to binding arbitration before the mediator/Endispute in Oklahoma City, Oklahoma in accordance with the following provisions.

(a)Each party shall select one arbitrator who has experience in the motion picture industry

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and both arbitrators so selected shall select a third arbitrator.

(b)The jointly selected arbitrator shall adjudicate the dispute applying the laws of the state of Oklahoma as it applies to contracts entered into and wholly performed within Oklahoma or, if appropriate, the federal laws of the United States of America.

(c)The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.

(d)There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.

(e)Witness lists, production of documents and subpoenas in the arbitration shall be in accordance with Oklahoma Code of Civil Procedure. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.

(f)The decision of the arbitrator shall be binding upon the parties, shall constitute a full and final adjudication of the controversy, and shall provide for payment by the losing party of the arbitrator’s and court reporter’s fees (as well as the reasonable outside attorneys’ fees and other reasonable expenses incurred by the prevailing party in the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(g)Notwithstanding any other provision of this Agreement, Employee's sole remedy for breach by Company of any of the provisions of this Agreement shall be a claim for damages.  In no event shall Employee seek or be entitled to rescission, injunctive or other equitable relief and the termination of this engagement or this Agreement, for any reason, shall not affect Company's rights in the results and proceeds of Employee's services hereunder.

14.Miscellaneous:

(a)If there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or collective bargaining agreement, the latter shall prevail; provided, that the provision hereof so affected shall be limited only to the extent necessary and no other provision shall be affected.  Nothing herein contained shall be construed so as to alter or affect the provisions of any other written agreement between the parties hereto or between Company and Employee relating to the underlying material.  Time is of the essence hereof.

(b)This Agreement is not a partnership between or joint venture by the parties hereto and neither party is the agent of the other.  This Agreement is not for the benefit of any third party, whether or not referred to herein.  Captions and organization are for convenience only and shall not be used to construe meaning.  A waiver of any breach shall not waive a prior or subsequent breach.  All remedies shall be cumulative and pursuit of any one shall not waive any other.  This Agreement may be signed in counterpart, each of which together shall be deemed an original, but all of which shall constitute the Agreement.  Notices hereunder, unless specified otherwise, shall be in writing and shall be given either by personal delivery, telegram or telex (toll prepaid) or by registered, certified or first class mail (postage prepaid) and shall be deemed given on the date delivered, date telecopied or the date mailed.

(c)This Agreement cancels and supersedes all prior negotiations, understandings, and agreements (oral or written) between the parties relating to the subject matter hereof, and contains

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all of the terms, conditions and promises of the parties hereto in the premises.  No modification of any provision hereof shall be valid or binding unless in writing.  No officer, employee or representative of Company has any authority to make any representation or promise not contained in this Agreement, and Employee expressly agrees that Employee has not executed this Agreement in reliance on any such representation or promise.  Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and if there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or provision of any applicable collective bargaining agreement contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to make it consistent with such legal requirements or provisions.  The parties agree that this document is intended to be the sole, binding and enforceable memorialization of their agreement with respect to its subject matter, that they fully understand and agree to abide by its terms and conditions, and that each has been instructed and has had full opportunity to consult with independent legal counsel and/or other professional advisors of its choice with respect to the Agreement and has done (or has elected not to do) so of his/her/its own volition.

The parties hereto have executed and delivered this Agreement as of the date first above written.

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